Exhibit 99

Cautionary Statement Regarding Forward-Looking Statements

Graco Inc. (our “Company”) wishes to take advantage of the “safe harbor” provisions regarding forward-looking statements of the Private Securities Litigation Reform Act of 1995 and is filing this Cautionary Statement in order to do so.

From time to time various forms filed by our Company with the Securities and Exchange Commission, including our Company’s Form 10-K, Form 10-Q and Form 8-K, our 2011 Overview report, our Proxy Statement for the Annual Meeting, and press releases, other written documents or oral statements released by our Company, may contain forward-looking statements. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will”, and similar expressions, and reflect our Company’s expectations concerning the future. Such statements are based upon currently available information, but various risks and uncertainties may cause our Company’s actual results to differ materially from those expressed in these statements. Among the factors which management believes could affect our Company’s operating results are the following:

•	With respect to our Company’s business as a whole, our Company’s prospects and operating results may be affected by:

—	changes in world economies, including expansions, downturns or recessions and fluctuations in gross domestic product, capital goods investment activity, interest rates, and foreign currency exchange rates;

—	the ability to locate and access reasonably priced financing;

—	the ability of our Company to successfully maintain quality, customer service and inventory levels in light of the longer lead times created by the expanding use of foreign manufacturing and foreign sources for materials and components, especially in Asia;

—	the ability of our Company to successfully recruit, hire and retain employees with required or desired skills, training and education;

—	international trade factors, including changes in international trade policy, such as export controls, trade sanctions, increased tariff barriers and other restrictions; weaker protection of our Company’s proprietary technology in certain foreign countries; the burden of complying with foreign laws and standards; and potentially burdensome taxes;

—	the ability of our Company to: develop new products and technologies; maintain and enhance its market position relative to its competitors; maintain, enhance and train its distribution channels; identify and enter into new markets; realize productivity and product quality improvements; react expeditiously to fluctuations in demand by adjusting our cost structure; offset cost pressures from labor, materials and overhead with price increases; and control expenses;

—	disruption in operations, transportation, communication, customer operations, distribution, payment or sources of supply, including the cost and availability of skilled labor, materials and energy, caused by political or economic instability, acts of God, labor disputes, war, embargo, weather, climate change, flood, fire, infectious disease, or other cause beyond its reasonable control, including military conflict and terrorist activity throughout the world;

—	cost pressure and lack of availability of key materials used in the manufacture of products, which may be caused by various factors including but not limited to supplier insolvency, supply shortages, supplier relocation of its manufacturing operations, and natural and man-made disasters to supplier manufacturing facilities;

—	worldwide competition from low-cost manufacturers, including those that copy our Company’s products;

—	the ability of our Company to successfully close and integrate or add businesses following their acquisition;

—	the ability of our Company to successfully divest or discontinue incompatible or unprofitable lines of business;

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—	security breaches or intrusion into our information systems, breakdown, interruption in or inadequate upgrading or maintenance of our Company’s information processing software, hardware or networks;

—	implementation of an enterprise resource planning software system throughout our Company;

—	changes in the markets in which our Company participates, including consolidation of competitors and major customers, price competition, and products demanded;

—	changes in accounting standards or in the application by our Company of critical accounting policies;

—	compliance with corporate governance requirements and with global anti-corruption laws;

—	regulatory investigations or actions;

—	growth in either the severity or magnitude of the products liability claims against our Company; and

—	changes in the return on investments in the Company’s retirement plan.

•

The prospects and operating results of our Company’s Contractor Equipment segment may be affected by: variations in the level of residential, commercial and institutional building and remodeling activity; the loss of, or significant reduction in sales to large customers; the pricing power of large customers; the availability and cost of construction financing; changes in the environmental regulation of coatings; consolidation in the paint equipment manufacturing industry and paint manufacturing industry; changes in the technology of paint and coating applications; changes in the buying and channel preferences of the end user; the Company’s success in converting painters outside North America from brush and roller to spray equipment; changes in the business practices (including inventory management) of the major distributors of equipment; changes in construction materials and techniques; changes in the cost of labor in foreign markets; the regional market strength of certain competitors; the level of government spending on infrastructure development and road construction, maintenance and repair; and the nature and extent of highway safety regulation.

•

The prospects and operating results of our Company’s Industrial Equipment segment may be affected by: the capital equipment spending levels of customers; the availability and cost of financing; changes in the environmental and/or governmental regulation of materials; changes in the technical and performance characteristics of materials, including powder coatings; changes in application technology; the ability of our Company to meet changing customer requirements; consolidation or other changes in the channels of distribution; the pricing strategies of competitors; consolidation in the fluid handling equipment manufacturing industry; changes in the worldwide procurement practices of major manufacturers; changes in manufacturing processes; and consolidation in the manufacturing industry worldwide.

•

The prospects and operating results of our Company’s Lubrication Equipment segment may be affected by: consolidation in the oil production industry; the development of extended life lubricants for vehicles; the reduction in the need for changing vehicle lubricants; the successful development of vehicles that use power sources other than the internal combustion engine; consolidation of automotive dealerships; trends in spending by state and local governments; variations in the equipment spending levels of the major oil companies; and the ability to develop and profitably market innovative high-quality products and meet competitive challenges in our industrial lubrication business.

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